Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS NET INCOME OF $0.9 MILLION AND

REVENUE OF $3.0 MILLION FOR FOURTH QUARTER 2018

Richardson, Texas – February 11, 2019 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2018.

Intrusion’s net income for the fourth quarter 2018 was $0.9 million, compared to net income of $0.2 million for the fourth quarter 2017. Net income for the year 2018 was $2.3 million, compared to a net loss of $30 thousand for 2017.

Revenue for the fourth quarter 2018 was $3.0 million, compared to $2.1 million in the fourth quarter 2017. Revenue for the year 2018 was $10.3 million, compared to $6.9 million in 2017.

Gross profit margin was 63% of revenue in the fourth quarter of 2018, compared to 58% of revenue in the fourth quarter 2017. For the year, the gross profit margin increased to 63%, compared to 59% in 2017.

Intrusion’s fourth quarter 2018 operating expenses were $1.0 million, compared to $1.0 million in the fourth quarter 2017. For the year 2018, operating expenses were $4.0 million, compared to $4.8 million in 2017.

As of December 31, 2018, Intrusion reported cash and cash equivalents of $1.7 million, working capital of $0.5 million, and debt of $1.9 million. Comparably, as of December 31, 2017, Intrusion reported cash and cash equivalents of $0.2 million, a working capital deficiency of $0.8 million and debt of $2.9 million.

“Orders booked in the fourth quarter 2018 totaled $5.2 million consisting primarily from renewals of existing projects. For the year 2018 orders totaled $14.4 million, compared to $9.8 million in 2017,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.

Intrusion

Fourth Quarter 2018 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today. Interested investors can access the call at 1-877-258-4925. For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until February 18, 2019 by calling 1-855-859-2056 or 1-404-537-3406. At the replay prompt, enter conference identification number 1298823. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, forecasted future sales opportunities with potential new customers, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Fourth Quarter 2018 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31,	December 31,
	2018	2017
ASSETS

Current Assets:
Cash and cash equivalents	$1,652	$224
Accounts receivable	1,967	962
Inventories, net	—	15
Prepaid expenses	91	89
Total current assets	3,710	1.290

Property and equipment, net	321	124
Other assets	38	38
TOTAL ASSETS	$4,069	$1,452

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$1,596	$1,182
Dividends payable	594	447
Obligations under capital lease, current portion	58	44
Deferred revenue	1,004	406
Total current liabilities	3,252	2,079

Loan payable to officer	1,815	2,865
Obligations under capital lease, noncurrent portion	64	17

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued/outstanding–200 Liquidation preference of $1,213 in 2018 and $1,163 in 2017	707	707
Series 2 shares issued/outstanding–460 Liquidation preference of $1,385 in 2018 and $1,328 in 2017	724	724
Series 3 shares issued/outstanding–289 Liquidation preference of $760 in 2018 and $728 in 2017	412	412

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 13,259 in 2018 and 12,808 in 2017
Outstanding shares – 13,249 in 2018 and 12,798 in 2017	133	128
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,609	56,518
Accumulated deficit	(59,242)	(61,529)
Accumulated other comprehensive loss	(43)	(107)
Total stockholders' deficit	(1,062)	(3,509)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,069	$1,452

Intrusion

Fourth Quarter 2018 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue	$2,979	$2,081	$10,276	$6,862
Cost of revenue	1,102	872	3,847	2,824

Gross profit	1,877	1,209	6,429	4,038

Operating expenses:
Sales and marketing	293	362	1,604	1,531
Research and development	405	365	1,237	2,162
General and administrative	283	239	1,112	1,094

Operating income (loss)	896	243	2,476	(749)

Interest expense, net	(45)	(52)	(189)	(209)
Other income (expense)	—	—	—	928

Income (loss) before income taxes	851	191	2,287	(30)

Income tax provision	—	—	—	—

Net income (loss)	$851	$191	$2,287	$(30)

Preferred stock dividends accrued	(35)	(35)	(139)	(139)
Net income (loss) attributable to common stockholders	$816	$156	$2,148	$(169)

Net income (loss) per share attributable to common stockholders:
Basic	$0.06	$0.01	$0.16	$(0.01)
Diluted	$0.05	$0.01	$0.14	$(0.01)

Weighted average common shares outstanding:
Basic	13,168	12,798	13,049	12,785
Diluted	15,182	14,369	15,063	12,785